Exhibit 10.2

PRIVATEBANCORP, INC.
PSU AWARD CERTIFICATE

1.Award. PrivateBancorp, Inc., a Delaware corporation (the “Company”), hereby grants to _____________ (“Grantee”) the aggregate number of Performance Share Units (“PSUs”) of the Company set forth below (“Award”). The Award is specifically designated as an award of Performance Share Units under Section 6(e) of the PrivateBancorp, Inc. 2011 Incentive Compensation Plan (the “Plan”) and is governed by the terms set forth herein, in the Performance Share Unit Award Agreement delivered herewith (the “Agreement”) and in the Plan.

2.Summary. The award date, number of PSUs included in the Award and vesting and settlement dates are set forth below, subject in all respects to the terms and conditions of this PSU Award Certificate, the Agreement and the Plan.

Award Date	___________, _____
Number of PSUs (at target)	__________ Performance Share Units of PrivateBancorp, Inc. (at target)
Performance Period	__________ to __________
Performance Criteria
The Performance Criteria and methodology for determining the number of shares of the Company's common stock, no par value (“Common Stock”) into which PSUs are to be converted are set forth on Exhibit A hereto.

Vesting Date
The later of _____________ or the date of the certification by the Compensation Committee of the Company's Board of Directors as to satisfaction of the Performance Criteria and determination by that Committee of the number of shares of Common Stock into which the PSUs are to be converted, subject to recoupment or clawback prior to the Settlement Date.

Recoupment/Clawback………………
Prior to the Settlement Date, all rights to receive shares of Common Stock under the PSUs in which Grantee becomes vested shall be subject to recovery or “clawback”, in whole or in part: (a) under the terms of the Plan; (b) under the terms of the Company's clawback policies applicable to Grantee from time to time; (c) pursuant to any Regulatory Restrictions (as defined in the Agreement) or applicable state or federal laws, including, but not limited to the recoupment or clawback provisions under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and (d) from Grantee if he or she is deemed by the Committee to be responsible for misconduct, material error, a failure of risk oversight or a failure to establish appropriate risk management procedures, any of which results in material financial or reputational harm to the Company. The amount of such clawback, if any, shall be determined in the sole discretion of the Committee.

Settlement Date……………………...
The PSUs shall be converted into shares of Common Stock as set forth in Section 10 of the Agreement on the Settlement Date. The Settlement Date shall be the date that is two (2) years after the Vesting Date or such earlier date as the PSUs may be settled in the event of a Change of Control pursuant to Section 5(b) of the Agreement.

Exhibit 10.2

3.Acceptance and Acknowledgment by Grantee. Grantee hereby accepts the Award described above, and acknowledges the terms, conditions and restrictions of such Award as set forth in this PSU Award Certificate, the Agreement and the Plan. Grantee acknowledges having read and understood such documents and understands that vesting of the Award is conditioned upon continued employment with the Company or its Subsidiaries, except as otherwise expressly set forth in the Agreement or the Plan.

PRIVATEBANCORP, INC. By: Name: Larry D. Richman Title: President and Chief Executive Officer	GRANTEE ___________

Exhibit 10.2

PRIVATEBANCORP, INC.
PERFORMANCE SHARE UNIT AWARD AGREEMENT
THIS PERFORMANCE SHARE UNIT (“PSU”) AWARD AGREEMENT (“Agreement”) is entered into as of the date set forth in the PSU Award Certificate (as defined in Section 1 below) by and between PrivateBancorp, Inc., a Delaware corporation (the “Company”), and the Grantee identified on the PSU Award Certificate (“Grantee”). Except as otherwise indicated or defined herein, all words with initial capitals shall have the same meaning as ascribed to them in the PrivateBancorp, Inc. 2011 Incentive Compensation Plan (the “Plan”). Grantee acknowledges receipt of a copy of the Plan.
WHEREAS, the Company has determined to grant to Grantee certain PSUs representing the right to receive in the future that certain number of shares of Common Stock to be determined based on future performance of the Company and subject to the terms and conditions set forth in the Plan and this Agreement;
NOW, THEREFORE, the Company and Grantee agree as follows:
1.Grant of Award; Form of Award.
Subject to Grantee’s acceptance of the related PSU Award Certificate attached hereto or otherwise delivered or made available to Grantee in electronic form (the “PSU Award Certificate”) and any documents described therein, and subject to the terms and conditions of the Plan (the terms and provisions of which are incorporated herein and expressly made a part hereof), the Company hereby grants to Grantee the number of performance share units (“Units”) as set forth on the PSU Award Certificate and in accordance with Section 6(e) of the Plan. The PSUs represent the right to receive in the future that number of shares of the Company’s Common Stock to be determined in accordance with and subject to the terms and conditions set forth herein, in the PSU Award Certificate and in the Plan (the “Award”). Each Unit will converted into the number of shares of the Company’s Common Stock to be determined as set forth in the PSU Award Certificate based on the Company’s performance during the Performance Period against the Performance Criteria (as such terms are defined in the PSU Award Certificate), subject to adjustment or recoupment prior to the Settlement Date. The Units are intended to qualify as “performance-based compensation” under section 162(m)(4)(C) of the Internal Revenue Code This Agreement and the Award is subject to all good faith determinations of the Committee and of the Company pursuant to the Plan.
2.Restrictions.
(a)The Units covered by the Award shall be subject to the restrictions set forth in Section 9(a) of the Plan, which include, but are not limited to, prohibitions on the sale, transfer, assignment, pledge or encumbrance of said Units and shares, prior to the Settlement Date as defined in PSU Award Certificate and Section 10 of this Agreement (the period ending on the Settlement Date is hereinafter referred to as the “Restricted Period”). Grantee acknowledges that after settlement of the Units and related delivery of the shares of Common Stock issuable thereunder to Grantee, sale, transfer and other disposition of such shares following termination of the Restricted Period may be limited by the absence of an established trading market for such shares and/or the provisions of applicable securities laws and Grantee further acknowledges that any such sale, transfer or disposition may only be made in accordance with applicable laws, rules and regulations. As a condition to the receipt of the shares of Common Stock covered by this Award, the Company may require Grantee to make certain representations and warranties to the Company as may be necessary to ensure compliance with applicable laws, rules and regulations.
(b)Notwithstanding anything to the contrary set forth in this Agreement or in the Plan, each provision of this Agreement and all amounts which may be payable hereunder or under the Plan shall be subject to any applicable conditions, limitations or restrictions that may be imposed by any governmental or regulatory authority, including but not limited to the FDIC or other federal or state regulator (any such provisions, “Regulatory Restrictions”). If any vesting or settlement of the Award or the making of any payment pursuant to this Agreement shall violate, or shall have violated, any Regulatory Restrictions, Grantee shall be deemed to have waived Grantee’s right to such vesting,

Exhibit 10.2

settlement or payment and, to the extent necessary to comply with such Regulatory Restrictions, shall promptly repay any such amount to the Company upon request, and this Agreement shall be deemed to be amended to effectuate such waiver such that no obligation on the part of the Company to pay or provide the waived amount shall occur.
3.Rights as a Shareholder.
(a)    Grantee will not have any voting rights with respect to the Units.
(b)    Unless the Units are forfeited pursuant to Section 5 hereof, Grantee will be entitled to dividend equivalent amounts at the same rate per share as are paid on Common Stock between the first day of the Performance Period and the Settlement Date. The number of shares of Common Stock that such dividends will be paid upon will be based on the actual number of shares that the Units are converted into upon settlement. The payment of all dividend equivalent amounts (without interest) shall occur on or about the Settlement Date.
4.Issuance and Delivery of Shares. Delivery to Grantee or his or her beneficiary of the shares of Common Stock underlying the Units shall occur upon settlement as provided in Section 10 below. In the discretion of the Committee, upon the issuance of the shares underlying the Award as set forth in this Agreement, such shares may be non-certificated and, accordingly, issuances and transfers shall be reflected on the stock ledger books and records of the Company and no certificate of shares of Common Stock in respect of Grantee’s shares will be issued to Grantee, to the extent not prohibited by applicable law, the Company’s certificate of incorporation and by-laws, or the rules of any stock exchange.
5.Vesting; Effect of Termination of Employment. Except to the extent provided in paragraphs (a) through (c) below, and subject to Grantee’s continued employment with the Company and its Subsidiaries through the Vesting Date, Grantee shall have no right to receive any of the shares of Common Stock underlying the Units until the Vesting Date. Notwithstanding such vesting, except as provided below, settlement of the Units shall be deferred until the Settlement Date and delivery of any shares of Common Stock underlying the PSUs to which Grantee is then entitled shall be made as set forth in Section 10 hereof and subject to the conditions of this Agreement.
(a)    Death, Permanent Disability or Retirement. In the event of a termination of Grantee’s employment with the Company and its Subsidiaries upon Grantee’s death or under circumstances that constitute Grantee’s Permanent Disability or Retirement (as defined in Section 11) prior to the Vesting Date, Grantee (or Grantee’s beneficiary in the event of Grantee’s death) will have the right to receive a portion of that number of shares of Common Stock determined on the Vesting Date to be issuable under the PSUs based on satisfaction of the Performance Criteria for the full Performance Period and pro-rated for the period of time Grantee was employed during the Performance Period. The portion of the Award that is not eligible to become so vested shall be immediately forfeited and canceled upon such death, Permanent Disability or Retirement, as applicable. The distribution of such pro-rated number of shares of Common Stock shall be made on the Settlement Date pursuant to the provisions of Section 10 and, prior thereto, will remain subject to recoupment and all other applicable terms and conditions of the Award.
(b)    Change of Control. If a Change of Control occurs prior to the Vesting Date and during the period of Grantee’s employment with the Company and its Subsidiaries and Grantee does not receive a Replacement Award, then, in accordance with the provisions set forth in Section 13 of the Plan relating to “Performance Units,” the payout opportunities attainable at target or, if greater, the amount determined by the Committee to have been earned thereunder based on performance through the date of the Change of Control, under the Award shall be deemed to have been fully earned for the entire Performance Period as of the effective date of the Change of Control. The vesting of the Award shall be accelerated to the effective date of the Change of Control, and in full settlement of the Award, there shall be paid out in cash, or in the sole discretion of the Committee, shares of Common Stock with a Fair Market Value equal to the amount of such cash, to Grantee within thirty (30) days following the effective date of the Change of Control. In the event Grantee receives a Replacement Award for this Award (upon a Change of Control, whether prior to or after the Vesting Date) and, in connection with or within two years after the Change of Control, Grantee’s employment is involuntarily terminated by the Company (other than a Termination for Cause), then, effective upon such termination, the Replacement Award shall become fully vested and the Units shall settle and the cash value or equity underlying the Replacement Award, as applicable, shall be delivered to Grantee within thirty (30) days of such

Exhibit 10.2

involuntary termination. For purposes of this Section 5(b), Grantee’s employment is deemed to be involuntarily terminated if Grantee resigns from the Company and its Subsidiaries for Good Reason in connection with or within two years after the Change of Control.
(c)    Other Termination of Employment. In the event of termination of Grantee’s employment with the Company and its Subsidiaries for any other reason prior to the Vesting Date, Grantee will forfeit all Units covered by this Award that are not yet vested and shall have no further rights to said Units, the shares of Common Stock underlying the Units or any amounts attributable thereto. In the event of such a termination of Grantee’s employment after the Vesting Date but prior to settlement, the Units shall continue to be settled as set forth in Section 10 hereof.
6.Adjustment Upon Changes in Capitalization. In accordance with and subject to Section 11 of the Plan, any additional Units or other property issued with respect to the Units covered by this Award, as a result of any declaration of stock dividends, through recapitalization resulting in stock splits, combinations or exchanges of shares or otherwise, shall be subject to the restrictions and terms and conditions set forth herein.
7.Payment of Taxes.
(a)    Grantee or Grantee’s legal representative shall be required to pay to the Company the amount of any federal, state, local or other taxes which the Company determines it is required to withhold and pay over to governmental tax authorities with respect to Units covered by this Award and/or the underlying shares of Common Stock on the date (or dates) on which the Company’s tax liability arises with respect to such Units and/or shares (the “Tax Date”). Grantee may satisfy such obligation by any of the following means: (i) cash payment to the Company, (ii) delivery to the Company of Previously-Acquired Shares of Common Stock having an aggregate Fair Market Value determined as of the Tax Date that equals the amount required, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be deliverable having an aggregate Fair Market Value determined as of the Tax Date that equals the amount required, or (iv) any combination of (i), (ii), and (iii). The value of any shares withheld may not be in excess of the amount of taxes required to be withheld by the Company determined by applying the applicable minimum statutory withholding tax rates. Notwithstanding the foregoing, in the event Grantee is subject to tax withholding (other than income tax withholding) on a date prior to the Settlement Date determined in accordance with Section 10 of this Agreement, clause (iii) above shall not be available as a means of satisfying such tax withholding obligations.
(b)    The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses incurred by the Company in connection therewith.
8.Beneficiary. Grantee may name, from time to time, any beneficiary or beneficiaries to whom the shares of Common Stock issuable under the Units covered by this Award shall be paid in case of his or her death before receipt of such shares. Each designation shall be on a form prescribed for such purpose by the Committee and shall be effective only as set forth therein.
9.Compliance with Certain Laws and Regulations. If the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock issuable under the Units covered in this Award upon any securities exchange or under any law or regulation, or that the consent or approval of any governmental regulatory body is necessary or desirable in connection with the granting of shares of Units hereunder, Grantee shall supply the Committee or Company, as the case may be, with such certificates, representations and information as the Committee or Company, as the case may be, may request and shall otherwise cooperate with the Company in obtaining any such listing, registration, qualification, consent or approval.
10.Settlement of Performance Share Units.
(a)    Provided Grantee has first become vested in accordance with Section 5 above (including vesting resulting from Permanent Disability, death, or Retirement), Grantee’s rights to receive the shares of Common Stock determined to be issuable under the Units in accordance with the Performance Criteria and methodology set forth

Exhibit 10.2

in the PSU Award Certificate will become non-forfeitable on the Vesting Date, and the Units will be settled and converted into shares of Common Stock on the Settlement Date, subject to any reduction required in accordance with the recoupment provisions set forth in the PSU Award Certificate or as otherwise provided herein or in the Plan. Notwithstanding the foregoing, (i) such delayed settlement will not apply with respect to the vesting and settlement of the Units upon a Change of Control as set forth in Section 5(b) hereof and, instead, the Units would settle as set forth in Section 5(b) and (ii) if a Change of Control occurs after the Vesting Date, in full settlement of the Award, there shall be paid out in cash, or in the sole discretion of the Committee, shares of Common Stock with a Fair Market Value equal to the amount of such cash, to Grantee within thirty (30) days following the effective date of the Change of Control. In the case of a distribution occurring as a result of Section 10(b) upon an involuntary termination, in the event the Grantee is considered a “specified employee” (within the meaning of Code Section 409A and the regulations thereunder) at the time of his separation from service, such payment will take place on the first payroll date that follows the date that is six months after the Grantee’s separation from service if such delay is required in order to comply with Section 409A of the Code and the regulations thereunder.
(b)    It is intended that the Units and exercise of authority or discretion hereunder shall comply with Code Section 409A so as not to subject Grantee to the payment of any interest or additional tax imposed under Section 409A. In furtherance of this intent, to the extent that any United States Department of the Treasury regulations, guidance, interpretations or changes to Section 409A would result in Grantee becoming subject to interest and additional tax under Section 409A of the Code, the Company and Grantee agree to amend this Award Agreement to bring the Units into compliance with Section 409A.
11.Certain Definitions.
(a)    “Good Reason” means the occurrence, other than in connection with a discharge, of any of the following without Grantee’s consent: (A) a material reduction in Grantee’s base salary or target annual bonus opportunity, or (B) Grantee being required to be based at an office or location which is more than 50 miles from Grantee’s then-current office. Grantee must provide written notice to the Company of the existence of Good Reason no later than 90 days after its initial existence, and the Company shall have a period of 30 days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice.
(b)    Grantee shall be considered to be under a “Permanent Disability” if Grantee becomes disabled during the period of Grantee’s employment with the Company and its Subsidiaries and Grantee remains on approved disability leave pursuant to a Company disability policy for more than 180 days.
(c)     “Retirement” means termination of Grantee’s employment for any reason other than death, Permanent Disability or Termination for Cause on or after age 62 and completion of at least 10 years of service with the Company or any Subsidiary (including for this purpose continuous years of service, if any, with a Subsidiary as of the date such Subsidiary was acquired by the Company).
(d)     “Termination for Cause” means a termination of the employment of Grantee by the Company or any Subsidiary for any of the following reasons:
(i)In the case where there is an employment, change-of-control or similar agreement in effect between Grantee and the Company or any Subsidiary that defines “cause” (or similar words), the termination of an employment arrangement that is or would be deemed to be for “cause” (or similar words) as defined in such agreement.
(ii)In the case where there is no employment, change-of-control or similar agreement in effect between Grantee and the Company or any Subsidiary, or where there is such an agreement but the agreement does not define “cause” (or similar words), the termination of Grantee’s employment due to:
(1)The commission by Grantee, as reasonably determined by the Committee, of any theft, embezzlement or felony against the Company or any Subsidiary;

Exhibit 10.2

(2)The commission of an unlawful or criminal act by Grantee resulting in material injury to the business or property of the Company or any Subsidiary or of an act generally considered to involve moral turpitude, all as reasonably determined by the Committee;
(3)The commission of an intentional act by Grantee in the performance of Grantee’s duties as an employee of the Company or any Subsidiary amounting to gross negligence or misconduct or resulting in material injury to the business or property of the Company or any Subsidiary, all as reasonably determined by the Committee; or
(4)The habitual drunkenness or drug addiction of Grantee, as reasonably determined by the Committee.
12.Miscellaneous.
(a)    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier, or mailed by first class mail, to Grantee at the address set forth on the records of the Company, to the Company at its offices at 120 South LaSalle Street, Chicago, Illinois 60603, or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when received.
(b)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(c)    Complete Agreement. This Agreement, the PSU Award Certificate and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(d)    Counterparts; Electronic Signature. This Agreement, the PSU Award Certificate and those documents expressly referred to herein and therein may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement, the PSU Award Certificate and all documents to be delivered in connection with this Agreement may be executed and delivered by Grantee by electronic signature, including without limitation “click-through” acceptance, pursuant to procedures the Company may establish from time to time, and such execution and delivery shall have the same force and effect as Grantee’s manual signature.
(e)    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), and is intended to bind all successors and assigns of the respective parties, except that Grantee may not assign any of Grantee’s rights or obligations under this Agreement except to the extent and in the manner expressly permitted hereby.
(f)    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

Exhibit 10.2

(g)    Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. Waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.
(h)    No Employment Contract. This Agreement shall not be construed as an employment contract and does not give Grantee any right to continued employment by the Company or any affiliate of the Company or to the receipt of any future Units or other awards under the Plan.